THIRD AMENDMENT TO
SERVICES AGREEMENT

THIS THIRD AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is effective as of March 15, 2021 and is made by and between CornerCap Group of Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company (together with its successors in interest, “Atlantic FA”), and Atlantic Shareholder Services, LLC, a Delaware limited liability company (together with its successors in interest, “Atlantic TA”).

WHEREAS, the Trust, Atlantic FA, and Atlantic TA are parties to that certain Services Agreement dated April 1, 2015, as amended May 14, 2020 and November 12, 2020 (the “Agreement”); and

WHEREAS, each of the Trust, Atlantic FA and Atlantic TA desire to amend the Fee Schedule to the Agreement as a result of the March 30, 2021 liquidation of two series of the Trust; and

WHEREAS, the Trust’s Board of Directors is agreeable to the aforementioned amendment to the Fee Schedule.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	In the Fee Schedule to the Agreement, paragraph “a. Annual Fees,” in the section “I. Fund Administration and Fund Accounting Fees” is hereby amended as follows:

●	[REDACTED]

Fees will be assessed at 1/12 per month

[1]	Subject to increase if number of Funds exceeds one.

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

CORNERCAP GROUP OF FUNDS, INC.

By:	/s/Thomas E. Quinn
Name:	Thomas E. Quinn
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer